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                                                                     EXHIBIT (p)

                        INITIAL SHARE PURCHASE AGREEMENT

      This Agreement is made as of the ____ day of December 2004 between Pioneer Funds Distributor, Inc. ("PFD"), a Massachusetts corporation, and Pioneer Floating Rate Trust, a Delaware statutory trust (the "Trust").

      WHEREAS, the Trust wishes to sell to PFD, and PFD wishes to purchase from the Trust, $100,000 of common shares of beneficial interest of the Trust (5,245 shares at a purchase price of $19.065 per share (collectively, the "Shares")); and

      WHEREAS, PFD is purchasing the Shares for the purpose of providing the initial capitalization of the Trust as required by the Investment Company Act of 1940, as amended;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Simultaneously with the execution of this Agreement, PFD is delivering to the Trust a check in the amount of $100,000 in full payment for the Shares.

      2. PFD agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

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      Executed as of the date first set forth above.

                                              Pioneer Funds Distributor, Inc.

                                              __________________________________
                                              Name: Dorothy E. Bourassa
                                              Title:  Clerk

                                              PIONEER FLOATING RATE TRUST

                                              __________________________________
                                              Name:  Dorothy E. Bourassa
                                              Title:  Secretary